EXHIBIT 99.1

Micron Technology, Inc., Announces the Retirement of Don J. Simplot from the Company’s Board of Directors

Boise, Idaho, April 23, 2003 — Micron Technology, Inc. (NYSE: MU), today announced the retirement of Don J. Simplot from the company’s Board of Directors, effective immediately. Mr. Simplot has served on the Micron board since February 1982.

Steve Appleton, President, Chairman and CEO of Micron Technology, Inc., said, “We appreciate the many contributions Don has made to Micron in the more than 20 years he has been a director. His dedication, support and perspective have served the Company well. We wish Don the very best.” Mr. Simplot commented, “It has been gratifying to be part of the growth and success Micron has experienced over these past 20 years. I have every confidence in Steve Appleton and his management team.”

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, Flash memory, CMOS image sensors, other semiconductor components and memory modules for use in leading-edge computing, consumer, networking, and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit its web site at www.micron.com.

Contact: David T. Parker

Micron Technology, Inc.

(208) 368-4400